Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-4945, 333-180454, 333-210043 and 333-223790 on Form S-8 and Registration Statement Nos. 333-273297 and 333-273742 on Form S-3 of our reports dated December 20, 2023, relating to the consolidated financial statements and financial statement schedule of HEICO Corporation and subsidiaries and the effectiveness of HEICO Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of HEICO Corporation for the year ended October 31, 2023.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida
December 20, 2023